CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Senior Fixed Rate Notes Due 2018	$33,000,000	$1,296.90

April 2008 Final Terms No. 620 Registration Statement No. 333-131266 Dated April 17, 2008 Filed pursuant to Rule 424(b)(2)

I N T E R E S T   R A T E   S T R U C T U R E D   P R O D U C T S
Senior Fixed Rate Callable Notes due 2018
Global Medium Term Notes, Series F

We, Morgan Stanley, have the right to redeem the notes on any interest payment date, beginning April 25, 2011. We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities – Description of Fixed Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.

FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$33,000,000. We may increase the aggregate principal amount prior to the original issue date but are not required to do so.
Stated principal amount:	$1,000
Issue price:	$1,000
Pricing date:	April 17, 2008
Original issue date:	April 25, 2008
Interest accrual date:	April 25, 2008
Maturity date:	April 25, 2018
Interest rate:	6.00% per annum
Interest payment period:	Semi-annually
Interest payment dates:
The 25th of each April and October commencing October 25, 2008; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Day-count convention:	30/360
Redemption:
Beginning April 25, 2011, we have the right to redeem all of these notes on any following redemption date and pay to you 100% of the par value of the notes plus accrued and unpaid interest to but excluding the date of such redemption. If we decide to redeem the notes, we will give you notice at least 10 calendar days before the redemption date specified in the notice.

Redemption percentage at redemption date:	100%
Redemption dates:	Quarterly, commencing April 25, 2011 and on each of July 25, October 25, and January 25, and April 25 thereafter.
Specified currency:	U.S. dollars
Trustee:	The Bank of New York
Calculation agent:	The Bank of New York
Listing:	None
Denominations:	$1,000/1,000
CUSIP:	61745EVQ1
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. Incorporated

Commissions and Issue Price:	Price to Public	Agent’s Commissions	Proceeds to Company
Per Note:	100%	1.75%	98.25%
Total:	$33,000,000	$577,500	$32,422,500

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Prospectus Supplement dated July 24, 2007	Prospectus dated January 25, 2006

Senior Fixed Rate Callable Notes due 2018

Supplemental Information Concerning Plan of Distribution

We expect to deliver the notes against payment therefore in New York, New York on April 25, 2008, which will be the sixth scheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

Terms used in this pricing supplement are defined in the prospectus supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

April 2008	Page 2